Exhibit 99.2

SIMPSON THACHER & BARTLETT LLP

2550 HANOVER STREET

PALO ALTO, CA 94304

(650) 251-5000

FACSIMILE (650) 251-5002

January 15, 2010

KKR Financial Holdings LLC

555 California Street, 50th Floor

San Francisco, California  94104

Ladies and Gentlemen:

We have acted as counsel to KKR Financial Holdings LLC, a limited liability company (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $172,500,000 aggregate principal amount of 7.50% Convertible Senior Notes due 2017 (the “Securities”).  The Securities were issued under an indenture (the “Base Indenture”) dated as of January 15, 2010 between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented and amended by the First Supplemental Indenture dated as of January 15, 2010 (together with the Base Indenture, the “Indenture”).

We have examined the Registration Statement and the Indenture.  We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.  As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.  We also have assumed that at the time of execution, authentication, issuance and delivery of the Securities, the Indenture will be the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Securities constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.  In addition, we express no opinion as to the validity, legally binding effect or enforceability of Section 111 of the Indenture relating to the separability of provisions of the Indenture.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the law of the State of Delaware, we have relied upon the opinion of Richards, Layton & Finger, P.A. dated the date hereof.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware Limited Liability Company Act.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP